UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 19, 2010

COMPUTER SCIENCES CORPORATION
(Exact name of Registrant as specified in its charter)

Nevada	1-4850	95-2043126
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3170 Fairview Park Drive	22042
Falls Church, Virginia	(Zip Code)
(Address of Principal Executive Offices)

Registrant’s telephone number, including area code (703) 876-1000

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events

Computer Sciences Corporation (the “Company”) has instructed The Bank of New York (the “Trustee”) to give notice to redeem $500 million of its 7 3/8% Notes due June 15, 2011 (the “Notes), representing the entire principal amount of the Notes outstanding.   The Company intends to redeem the Notes on March 30, 2010 (the “Redemption Date”) at a price (the “Redemption Price”) equal to the greater of (a) 100% of the principal amount of the Notes to be redeemed and (b) the sum of the present values of the remaining scheduled payments of principal and interest on such Notes to be redeemed (not including any portion of such payments of interest accrued as of the Redemption Date) discounted to the Redemption Date, on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Comparable Treasury Rate, plus 30 basis points, plus, in either the case of clause (a) or clause (b), accrued and unpaid interest thereon to the Redemption Date.

The Notes were issued pursuant to the Indenture dated as of February 26, 2001 as supplemented, and the Agreement of Resignation, Appointment and Acceptance dated as of May 15, 2007 between The Bank of New York Trust Company N.A and the Company.

The Indenture specifies that Goldman, Sachs & Co. shall be the Independent Investment Banker to select the Comparable Treasury Issue to calculate the Redemption Price, and Goldman, Sachs & Co. has selected the 0.875% U.S. Treasury due May 31, 2011 as the Comparable Treasury Issue for the purpose of such calculation.  In accordance with the Indenture, the Redemption Price will be calculated at 3:30 p.m. (New York City time) on March 25, 2010, the third business day preceding the Redemption Date.
Interest will cease to accrue on the redeemed Notes on and after the Redemption Date.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereto duly authorized.

COMPUTER SCIENCES CORPORATION

Dated: February 19, 2010	By	/s/ Thomas R. Irvin
Thomas R. Irvin
Vice President and Treasurer